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EXHIBIT -- 11

MILACRON INC. AND SUBSIDIARIES
COMPUTATION OF PER-SHARE EARNINGS

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(IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)                       1999       1998       1997
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
Net earnings................................................  $70,080    $41,532    $80,589
Less preferred dividends....................................     (240)      (240)      (240)
                                                              -------    -------    -------
  Net earnings available to common shareholders.............  $69,840    $41,292    $80,349
                                                              =======    =======    =======
Basic earnings per share
  Weighted-average common shares outstanding................   36,847     38,875     39,583
                                                              =======    =======    =======
    Per share amount........................................  $  1.90    $  1.06    $  2.03
                                                              =======    =======    =======
Diluted earnings per share
  Weighted-average common shares outstanding................   36,847     38,875     39,583
  Add dilutive effect of stock options and restricted shares
    based on treasury stock method..........................      202        366        373
                                                              -------    -------    -------
    Total...................................................   37,049     39,241     39,956
                                                              =======    =======    =======
      Per share amount......................................  $  1.89    $  1.05    $  2.01
                                                              =======    =======    =======

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